UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Second Amended and Restated Revolving Credit and Guaranty Agreement

On June 20, 2013, Dana Holding Corporation (“Dana”) entered into a Second Amended and Restated Revolving Credit and Guaranty Agreement (the “ABL Facility”) among Dana, as borrower, the guarantors party thereto and Citibank, N.A., as administrative agent and as collateral agent (in such capacity, the “ABL Collateral Agent”). The ABL Facility replaced Dana’s previous $500,000,000 asset-based revolving credit facility.

The ABL Facility has a five-year term. Availability under the ABL Facility is an aggregate amount of $500,000,000, subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory, reduced for outstanding credit advances or letter of credit issuances (“Availability”).

The ABL Facility bears interest at a floating rate based on, at Dana’s option, (A) a Eurodollar Rate plus an applicable margin of (i) 1.50%, if Availability is greater than $350,000,000; (ii) 1.75% if Availability is greater than $150,000,000 but less than or equal to $350,000,000; and (iii) 2.00%, if Availability is less than or equal to $150,000,000 or (B) a Base Rate plus an applicable margin of (i) 0.50%, if Availability is greater than $350,000,000; (ii) 0.75% if Availability is greater than $150,000,000 but less than or equal to $350,000,000; and (iii) 1.00%, if Availability is less than or equal to $150,000,000. In addition to paying interest on outstanding principal under the ABL Facility, Dana will be required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to (i) 0.375% per annum, if the average daily unused portion of the commitment is equal to or greater than 50% of the aggregate commitment or (ii) 0.25% per annum, if the average daily unused portion of the commitment is less than 50% of the aggregate commitments.

The lenders have the ability, subject to certain cure rights of Dana, to accelerate loan payment dates and charge default interest rates for certain breaches by Dana of its covenants and other obligations under the ABL Facility.

The ABL Facility does not have any financial maintenance covenants, other than a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if Dana fails to maintain Availability of at least (i) $62,500,000 for five consecutive business days or (ii) $50,000,000 for one business day. The fixed charge coverage ratio under the agreement governing the ABL Facility is defined as the ratio of (a) EBITDA (as defined in the ABL Facility), minus the non-financed portion of capital expenditures to (b) debt service charges payable in cash, plus certain restricted payments made in cash and plus federal, state and foreign income taxes payable.

The ABL Facility is secured by, among other things, first-priority liens on the ABL Priority Collateral (as defined below), in each case subject to certain exceptions and permitted liens.

The description above is a summary of the ABL Facility and is qualified in its entirety by the complete text of the ABL Facility itself, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

ABL Amended and Restated Security Agreement

On June 20, 2013, Dana entered into an Amended and Restated Security Agreement (the “ABL Collateral Agreement”) among Dana, the other domestic subsidiaries of Dana party thereto (such subsidiaries, the “ABL Subsidiary Guarantors”, and the ABL Subsidiary Guarantors, together with Dana, the “ABL Pledgors”) and the ABL Collateral Agent, pursuant to which the ABL Pledgors granted a security interest in certain collateral to the ABL Collateral Agent for the benefit of the secured parties under the ABL Facility.

The collateral securing the ABL Facility, pursuant to the ABL Collateral Agreement, consists of (i) all inventory, (ii) all account receivables, (iii) certain security accounts and investment property, (iv) certain deposit accounts and any other deposit accounts subsequently opened for receipt of ABL Priority Collateral proceeds and (v) certain other related assets including books, records and proceeds from each of the foregoing, in each case subject to certain exceptions set forth in the ABL Collateral Agreement (the “ABL Priority Collateral”). The ABL Facility requires, under certain circumstances, that the ABL Pledgors will grant a second-priority lien on certain other assets and property (“Non-ABL Collateral”) of the ABL Pledgors to the extent the ABL Pledgors grant a first-priority lien on such Non-ABL Collateral to any other lenders.

The description above is a summary of the ABL Collateral Agreement and is qualified in its entirety by the complete text of the ABL Collateral Agreement itself, which is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see the discussion set forth under Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K, which discussion is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following items are filed with this report.

Exhibit No.	Description

10.1	Second Amended and Restated Revolving Credit and Guaranty Agreement, dated as of June 20, 2013

10.2	Amended and Restated Security Agreement, dated as of June 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Dana Holding Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION

Date: June 25, 2013	By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Revolving Credit and Guaranty Agreement dated as of June 20, 2013

10.2	Amended and Restated Security Agreement dated as of June 20, 2013

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